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SCHWARTZ & FREEMAN                                                 EXHIBIT 5.1

LAW OFFICES


401 N. Michigan Ave.
Suite 1900
Chicago, Illinois 60611-4206
(312) 222-0800


May 28, 1996


Unimed Pharmaceuticals, Inc.
2150 E. Lake Cook Road
Buffalo Grove, IL 60089

Gentlemen:


We have been engaged as your counsel in connection with the registration statement on Form S-3 (the "Registration Statement"), of shares of common stock, $0.25 par value (the "Common Stock"), of Unimed Pharmaceuticals, Inc. (the "Company"), of which 3,553,529 shares have been issued and an additional 390,000 shares may be issued upon exercise of options and warrants.


We have examined the Certificate of Incorporation of the Company and all amendments thereto to date; the By-Laws of the Company as presently in effect; the Registration Statement including the Exhibits thereto; the minutes of all pertinent meetings of directors of the Company relating to the issues of the shares; and such other corporate records and documents as we have deemed necessary in order to enable us to express the opinion set forth below.


Based on the foregoing examination and assumptions, it is our opinion that the 3,553,529 shares of Common Stock covered by the Registration Statement which have been issued have been duly and validly issued and are fully paid and non-assessable and the 390,000 shares which may be issued upon exercise of the options and warrants, upon exercise in accordance with their terms, including payment in full of the exercise price as provided therein, will be duly and validly issued, fully paid and non-assessable.


We understand that you may file this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We consent to that filing and to the use of our firm name in the Registration Statement.

Very truly yours,

SCHWARTZ & FREEMAN

/s/ Stephen E. Goodman

Stephen E. Goodman

SEG/ds